UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2011

China New Energy Group Company

  (Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 18/F Block B1, Tianjin Emperor Place, No. 85 NanJing Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

As described in a Current Report on Form 8-K filed on December 22, 2009 by China New Energy Group Company  (the “Company” or “we”),  pursuant to an Equity Interest Purchase Agreement entered into on December 16, 2009 (the “Lean Zhongran Purchase Agreement”), our wholly-owned subsidiary, Willsky Development, Ltd., a BVI company (“Willsky”), acquired 100% of  the equity of Fuzhou City Lean Zhongran Gas Inc., a PRC company  (“Lean Zhongran.”)

The total purchase price was RMB 4,800,000 (approximately $0.7 million) payable in three installments.  The first installment of approximately $0.19 million was paid. The second and third installments of approximately $0.36 million and approximately $0.15 million, respectively, were due on April 30, 2010 and August 30, 2010 and neither of these payments has been made.   Accordingly, the total amount owed by Willsky to the seller under the Lean Zhongran Purchase Agreement (prior to the execution of the supplementary agreement described below) was approximately $0.51 million.

As described in our Current Report on Form 8-K filed on December 22, 2009,  pursuant to an Equity Interest Purchase Agreement entered into on December 16, 2009 (the “Wuyan Purchase Agreement’), Willsky acquired 100% of the equity of Wuyan County Zhongran Gas Ltd., a PRC company (“Wuyan”).

The total purchase price was RMB 6,000,000 (approximately $0.88 million) payable in three installments. The first installment of approximately $0.23 million was paid. The second and third installments of approximately $0.46 million and $0.19 million were due on April 30, 2010 and August 30, 2010, respectively, and neither of these payments has been made.  Accordingly, the total amount owed by Willsky to the seller under the Wuyan Purchase Agreement (prior to the execution of the Supplementary Agreement described below) was approximately $0.65 million.

The aggregate amount currently owed by Willsky to the sellers under the Lean Zhongran Purchase Agreement and the Wuyan Purchase Agreement (prior to the execution of the Supplementary Agreement described below) was approximately $1.16 million.

As described in our Current Report on Form 8-K filed on January 8, 2010, on January 5, 2010, Willsky entered into an Equity Interest Purchase Agreement (“Dongxiang Purchase Agreement”) to acquire 100% of the equity of  Fuzhou Zhongran Flying Dragon Gas Inc., a PRC company (“Dongxiang), for  a total purchase price of 26,000,000 RMB (approximately $3.8 million) payable in three installments.  Under the terms of the Dongxiang Purchase Agreement the equity interest has not yet been transferred to Willsky.

The first installment of approximately $1.11 million was paid.   The second and third installments. of approximately $2.01 million and $0.68 million, were due on April 30, 2010 and August 30, 2010, respectively, and neither of these payments has been made.  Accordingly, the total amount owed by Willsky to the seller under the Dongxiang Purchase Agreement (prior to the execution of the Supplementary Agreement described below) was approximately $2.69 million.

We have determined not to proceed with the acquisition of Dongxiang.

Accordingly, on April 1, 2011 we entered into a Supplementary Agreement with the above mentioned sellers whereby (i) the Dongxiang Purchase Agreement is being terminated (ii) Willsky is releasing the seller from its obligation under the Dongxiang Purchase Agreement to transfer to Willsky the 100% equity interest in Dongxiang; (iii) seller will apply the $1.11 million previously paid to seller as the first installment under the Dongxiang Purchase Agreement  against  the $1.16 million owed to seller under the Lean Zhongran Purchase Agreement and the Wuyan Purchase Agreement; and (iv) Willsky is released from its obligation to make any further payments under Lean Zhongran Purchase Agreement and the Wuyan Purchase Agreement (which in the aggregate amounted to approximately $1.16 million).

Item 9.01     Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
10.1	Supplementary Agreement dated April 1, 2011 by and among China New Energy Group Company, Flying Dragon Investment Management Limited and Flying Dragon Resource Development Limited.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2011

CHINA NEW ENERGY GROUP COMPANY
(Registrant)

By:	Yangkan Chong
Yangkan Chong
Chief Executive Officer